LABOR UTILIZATION AGREEMENT



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VERSION 6                  August 7, 1996







                           LABOR UTILIZATION AGREEMENT

         This Agreement ("Agreement") is made by and between Casella Waste Systems, Inc., a foreign corporation duly authorized to do business in the State of New York, having its principal place of business at Box 866, Rutland, Vermont 05702 ("Casella") and Clinton County, a New York State Municipal Corporation, created under Article 9 of the New York State Constitution, having a principal place of business at 137 Margaret Street, City of Plattsburgh, County of Clinton, State of New York 12901 ("County").

         WHEREAS the County and Casella have entered into an Operation, Management and Lease Agreement relative to the operation of certain facilities for the collection and management of solid waste located within Clinton County; and

         WHEREAS the County and its employees are currently parties to a collective bargaining agreement for the period January 1, 1995 through December 31, 1996 covering certain Employees providing services at the Landfill and Recycling Program; and

         WHEREAS the County and Casella have determined that the County shall remain the employer of the current Employees providing such services and that those Employees should remain employed by the County under the terms and conditions of the current CBA;


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         NOW, THEREFORE, in consideration of the representations, warranties, promises, covenants, and agreements hereinafter contained and contained in the Operation, Management and Lease Agreement, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.       DEFINITIONS

         For the purpose of this Agreement, all capitalized words and phrases shall have the meanings set forth in the Operation, Management and Lease Agreement except to the extent a meaning is set forth as follows:

         (a) "CBA" shall mean the Collective Bargaining Agreement for the period January 1, 1995 through December 31, 1996, between the County and the Civil Service Employees Association, Inc., Local 1000/AFSCME, AFL-CIO, Clinton County Unit 6450-6466 of Local 810 ("CSEA"), and any successor agreement thereto.

         (b) "Employees" shall mean any and all employees of the County covered by the CBA and providing services to the County at the Facilities.

         (c) "Labor Adjustment" shall mean the adjustment to the Tipping Fee or other payments as provided in Section 3B hereof.

         (d) "Director, Solid Waste" shall mean the management position designated as exempt from coverage under the CBA.

2.       EMPLOYEES

         A. Employment Relationship. Casella and the County agree that the current Employees shall remain Employees of the County. Nothing in this

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Agreement, the Operation, Management and Lease Agreement, or the Host Agreement
is intended or shall be deemed to create an employment relationship between Casella and the Employees. All terms and conditions of employment set forth in the CBA or as may be provided by law shall remain in force and effect throughout the term of the CBA. The Employees shall continue to be paid by the County and shall continue to maintain their civil service status under state and local law and to receive all benefits as provided by the County. The County and the Employees shall continue to be bound by all applicable provisions of the Civil Service Rules of Clinton County and of all state or local laws applicable to their employment relationship. The County agrees to satisfy all of its contractual and legal obligations with regard to any duty to bargain in good faith with its Employees under the CBA.

         B. Employee Assignments and Supervision. Casella and the County agree that Casella will utilize the services of those Employees hired by the County and provided to Casella by the County in connection with the operation of the Facilities. Prior to the commencement of the term of the Operation, Management and Lease Agreement, Casella will advise the County of the number of Employees that Casella determines is necessary to be provided by the County in order for Casella to satisfy its operational needs and requirements at the Facilities. This number of Employees shall be known as the Baseline Staffing Level.

         Casella may advise the County at any time that it has determined that there should be a change in the Baseline Staffing Level, either to a higher or lower level. The County will have thirty (30) days to meet the new Baseline Staffing Level. In the

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event that the County is able to meet the new Baseline Staffing Level within thirty days, Casella shall absorb any labor costs it may have incurred during that time period which arise out of the change in Baseline Staffing Level. In the event that the County is unable to meet the new Baseline Staffing Level within thirty days, the County shall be responsible for any labor costs associated with its non-compliance. The cost of such noncompliance shall be an element of any Labor Adjustment, as provided in Section 3B hereof.

         The County agrees to consult with Casella in selecting a person to be employed as the Director, Solid Waste with authority to supervise all activities at the Facilities. The County will not employ any person as the Director, Solid Waste unless Casella consents to the person to be employed. Casella will reimburse the County for the full amount of the Director, Solid Waste's wages and benefits. This reimbursement shall be in addition to Casella's reimbursement obligations under Section 3A hereof. Casella shall have the exclusive right to appoint and hire as its own employees and its own expense any additional management personnel that it deems necessary to perform its duties under the Operation, Management and Lease Agreement. The management personnel employed by Casella shall have the authority to exercise Casella's physical and operational control of the Facilities, pursuant to the Operation, Management and Lease Agreement, subject to such oversight by the Director, Solid Waste appointed by the County as is necessary for the County to satisfy its obligations to the Employees under the CBA, the Civil Service Rules of Clinton County, and the Civil Service Law. In the event that the

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County elects not to appoint and/or continue to employ a Director, Solid Waste, the management personnel employed by Casella shall have full and final management authority at the Facilities, subject only to the procedures set forth in paragraphs D and E of this Section.

         C. Administration. The County will continue to be responsible for the administration of all Employees covered by the CBA, including all personnel, benefit, grievance, and other administrative requirements of the CBA, the Civil Service Rules of Clinton County and the Civil Service Law. Casella agrees to abide by the administrative requirements of the CBA with regard to performance, discipline, termination, and necessary documentation under the CBA to the extent necessary to allow the County to fulfill its obligations under the CBA. All performance evaluations required under the CBA shall be prepared by the Director, Solid Waste, unless the County does not employ a Director, Solid Waste, in which case performance evaluations shall be prepared by the supervisory employee designated by Casella.

         D. Grievance Procedures. Pursuant to the grievance procedures set forth in the CBA, the Director, Solid waste will act as the immediate supervisor under Step 1 of the grievance procedure, unless the County does not employ a Director, Solid Waste in which case Casella agrees to designate a supervisory employee at the Facilities to serve as the immediate supervisor under Step 1 of the grievance procedure. In the event that the grievance procedure ultimately results in a determination adverse to Casella's exercise of managerial and operational control of

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the Facilities, Casella may either agree to the determination or may reject it.
In the event that Casella decides to reject the determination, this does not affect the binding nature of the determination on the County under the CBA, and the County agrees to seek a resolution of the dispute with Casella. If the grievance determination imposes a monetary award to the Employee, the financial obligation will be imposed solely on the County. If the grievance determination results in an increased cost of operation to Casella, the increased cost will be a factor in any Labor Adjustment.

         E.       Discipline and Discharge.

         Casella will have discretion to recommend that the County begin proceedings under CBA Article 29 (or Section 75 of the Civil Service Law if it applies) for any employee at the Facilities. If the County agrees, in the exercise of its independent judgment, it will initiate personnel action against the employee forthwith in accordance with the procedures imposed by the CBA or by operation of law. If Casella has properly documented the reasons for its recommendation to discipline or discharge the employee, but the County decides not to initiate personnel action for the employee or the Article 29 or Section 75 proceedings result in a finding that the action was improper or unjustified (except to the extent it violates federal, state or local discrimination laws), and orders the employee reinstated, the County will find other employment for the employee in compliance with the CBA, Civil Service Rules

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of Clinton County, and the Civil Service law, and Casella will have no obligation to retain, at its cost, the employee.

         F. Strikes.

         In the event of a strike by the Employees, the County agrees to exercise and enforce all of its rights under state law as a public employer to end the strike through injunction or otherwise. All costs of such legal proceedings shall be borne by the County. During the pendency of a strike, Casella's obligations to pay the County for Employee compensation pursuant to
Section 3A hereof shall be suspended and Casella shall be free to use its own employees as replacement employees to keep the Facilities operating. Any lost revenue or increased labor expenses to Casella as a result of a strike shall be calculated as part of the Labor Adjustment, provided in Section 3B hereof.

3. EMPLOYEE COMPENSATION

         A. Payment. Casella agrees to pay the County monthly for its costs under the CBA for compensation and benefits provided to the Employees to be employed at the Facilities, in the amount of $61,406.00 each month during the period that the terms of the existing CBA remain in effect. To the extent that the County's costs for compensation and benefits provided to the Employees that it hires and designates to

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work at the Facilities exceed this sum, the excess costs shall be borne exclusively by the County except for those normal monthly payroll adjustments accruing to the individual due to an administrative change in an individual's benefits and not caused by across-the-board union compensation adjustments. In the event that the County reduces or increases the number of Employees it assigns to work at the Facilities after the term of the current CBA below or above the Baseline Staffing Level, Casella will be entitled to reduce or increase the monthly payment by an amount proportionate to the reduction or increase in force. The Host Fee provided for in the Host Agreement shall be deemed to constitute, in part, additional compensation to the County for any incremental costs it may incur in connection with the services of its employees that is not otherwise compensated by the payment provided for in this Section 3, and the County and Casella agree that this constitutes fair and adequate compensation.

         B. Labor Adjustment. In each year of the Operation, Management and Lease Agreement, during the month of January, the County and Casella will meet to determine (i) whether there has been any increase in the previous year to the County in labor costs as a result of any labor agreements negotiated between the County and the collective bargaining representative for the Employees or whether any such increased labor costs have been agreed by the County with the Employees to take

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effect in the coming year or (ii) whether there has been a deviation from the
Baseline Staffing Level by the County so that the monthly payment by Casella to the County under Section 3A hereof is no longer proportionate to the Baseline Staffing Level, or (iii) whether there have been any increased labor costs to Casella as a result of a strike by the Employees or as a result of the need by Casella to retain additional temporary help necessary to perform its functions at the Facilities because of temporary failure by the County to satisfy the Baseline Staffing Level.

         To the extent that the County has incurred increased labor costs under a negotiated agreement covering the Employees, Casella's reimbursement obligation to the County under paragraph A of this Section shall increase by the same percentage that the County agreed to with the Employees, but in no event shall it increase in an amount greater than the increase in the CPI. In the event that the increase is greater than the increase in the CPI, the County shall absorb that portion of the increase as a necessary cost to the County of operating the Facilities. To the extent that the number of Employees assigned by the County to work at the Facilities is below the Baseline Staffing Level, Casella will be entitled to reduce the monthly payment by an amount proportionate to the reduction in force. To the extent that Casella has suffered a loss of revenue or incurred additional expenses as a result of a strike by

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the Employees or by the needs to retain temporary personnel or as a result of a grievance determination, the County and Casella agree that there shall be a temporary Labor Adjustment to reflect these additional costs to the extent necessary to achieve a revenue neutral result to Casella. Any dispute between the County and Casella in calculating the Labor Adjustment shall be resolved through arbitration as described in Section 10 hereof.

4. CONTRACTING OF SERVICES

         Casella will be free, without restriction, to subcontract all construction, Closure, and Post-Closure Care associated with the Landfill contemplated under the Operation, Management and Lease Agreement. The County represents to Casella that these are services not ordinarily performed by the Employees and are not subject to the provisions of Article 40 of the CBA.

         In addition, Casella will be free, without restrictions, to subcontract services required to service the Facilities not now exclusively performed by the bargaining unit. Casella may enter into such contracts with any private contractor, including but not limited to those contractors currently providing such services to the County.

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5. NO JOINT EMPLOYERS

         It is understood and agreed that neither this Agreement nor the contemporaneous Operation, Management and Lease Agreement and Host Agreement nor any other agreement between the County and Casella is intended to or shall ever be construed to create a joint venture or a joint employment relationship of any employees by the County and Casella. The Employees shall at all times remain Employees of the County.

     6. REPRESENTATIONS AND WARRANTIES OF THE COUNTY

         The County represents and warrants to Casella as follows:

         (a) The County is a county in the State of New York with full legal rights, power and authority to enter into and fully and timely perform its obligations under this Agreement.

         (b) The County is a political subdivision of the State of New York and is therefore an exempt employer under the National Labor Relations Act.

         (c) The County is a public employer subject to regulation under the Taylor Law and is not regulated as a private employer under the New York State Labor Law.

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         (d) The County is protected by the statutory prohibition against strikes by public employees under the Taylor Law and it will take all steps necessary to exercise and enforce that protection.

         (e) The position of Director, Solid Waste is a management position that is not covered by the CBA and is not subject to competitive or non-competitive examination under the Civil Service Law or Rules and may be appointed by the County in its sole discretion.

7. REPRESENTATIONS AND WARRANTIES BY CASSELA

         Casella represents, warrants and agrees as follows:

         (a) Existence of Good Standing.

         Casella is, and will continue to be throughout the term hereof, validly existing as a foreign corporation authorized to do business within the State of New York.

         (b) Approva1 and Authorization.

         Casella has full power and authority to enter into this Agreement and to fully perform all of its duties hereunder. Casella's Board of Directors has duly authorized the execution and delivery of this Agreement and Casella's performance of all its duties and obligations contained herein, and this Agreement constitutes a

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valid and legally binding obligation of Casella, enforceable in accordance with its terms.

         (c) No Litigation or Conflicts.

         Casella acknowledges that there is no action, suit, or proceeding pending or, to the best of Casella's knowledge and belief, threatened against or affecting Casella, at law or in equity, before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherein any decision, ruling or finding would adversely affect the transactions contemplated herein, and that the execution, delivery and performance of this Agreement by Casella will not result in a violation of or be in conflict with any ordinance, agreement, instrument, judgment, decree, order, statute, rule, or government regulation to which Casella is a party or by which Casella is bound.

8. TERMINATION

         This Agreement may be terminated at any time:

         (a) By mutual agreement of the parties;

         (b) By either party upon termination of the Operation, Management and Lease Agreement and/or the Host Agreement;

         (c) By Casella if Casella is found by any governmental agency or court to be the employer or joint employer of the Employees;

         (d) By Casella if any of the County's warranties and representations set forth herein are false;

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        (e) By Casella if litigation is filed or threatened, or any governmental authority institutes an investigation or takes action, intended to require Casella to recognize the CSEA or any other union as the exclusive bargaining representative of the Employees, or otherwise intended to impose any collective bargaining obligations on Casella, or in any way leads Casella in its judgment to conclude that it is reasonably likely that Casella will be required to recognize any union as the representative of the Employees;

         (f) By Casella if Casella exercises the purchase option under the Operation, Management and Lease Agreement;

         (g) By Casella if the County terminates the CBA and does not enter into any other collective bargaining agreement covering the Employees, or if the county lawfully eliminates the Employees from coverage under the CBA or any other collective bargaining agreement.

9. ASSIGNMENT

         This Agreement may be assigned by Casella to any entity which is controlling, controlled by, or under common control with Casella.

10. ARBITRATION

         Whenever under any previous provisions of this Agreement it is provided that a dispute be determined by arbitration, the County and Casella shall within thirty (30) days after demand by either party to the other for the appointment of arbitrators, each appoint a person as an arbitrator to determine such dispute. Each party shall make its respective appointment and notify the other thereof in writing not later than

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the dates so provided and in default of such appointment or notification by either party of such date, then on written application by the party not in default the then presiding judge of the Supreme Court of Clinton County shall appoint a person to act as their arbitrator for and on behalf of the party hereto that has so defaulted in making such appointment. If two arbitrators so appointed shall within fifteen (15) days after the date of notification of appointment of the one of them who was last appointed be unable to agree upon the determination of such dispute then said two arbitrators shall appoint one other fit and impartial person to act as a third arbitrator. If they shall fail to appoint such third arbitrator within the said period of fifteen (15) days, then upon written application by either party hereto, such third arbitrator shall be appointed by said justice and the person so appointed as a third arbitrator shall serve and act together with the first two arbitrators for the purpose of said arbitration.

11. CAPTIONS AND HEADINGS

         Captions and headings throughout this Agreement are for convenience and reference only and the words contained therein shall in no way be held or deemed to define, limit, describe, explain, modify, amplify or add to the interpretation,

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construction or meaning of any provision or of the scope or intent of this
Agreement nor in any way affect this Agreement.

12. MODIFICATIONS

         This Agreement cannot be changed orally, but only by agreement in writing signed by the party against whom enforcement of the change, modification or discharge is sought or by its duly authorized agent.

13. DEFAULT/REMEDIES

         (a) Breaches. A breach of this Agreement shall mean a material failure to comply with any of the material provisions of this Agreement.

         (b) Events of Default. An event of default by Casella shall mean a termination of the Operation, Management and Lease Agreement for cause by the County. An event of default by the County shall mean a termination of the Operation, Management and Lease Agreement for cause by Casella or a breach of this Agreement by the County which breach is not cured pursuant to Section 14 hereof. Any alleged breaches by Casella may be enforced by judicial or administrative order or judgment, as the case may be, but shall not be considered an event of default and shall not give rights to the County to terminate this Agreement.

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         (c)      Remedies for Default.

                  (i) In the event of a default under this Agreement, the non-defaulting party shall, upon five (5) days prior written notice to the defaulting party, have the right, but not the obligation or duty, to cure such default, including the right to offset the costs of curing the default against any sums due or which become due to the defaulting party under this Agreement. In any event, such costs shall be considered additional Lease Payments or credits under the Operation, Management and Lease Agreement. The non-defaulting party shall use its best efforts to employ an economically reasonable method of curing any such default.

                  (ii) If any event of default occurs and is not cured in the manner allowed hereunder, then this Agreement shall continue in force and the non-defaulting party shall have the right to take whatever action at law or in equity that it deems necessary or desirable to collect any amounts then due or thereafter to become due under this Agreement or the Operation, Management and Lease Agreement or to enforce performance of any covenant or obligation of the breaching party under this Agreement.

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14. RIGHT TO CURE BREACH

         Each party shall, in the case of any breach of its obligations under this Agreement, either:

         (a) Cure the breach within ninety (90) days of receipt of written notice from the non-breaching party or;

         (b) Continuously demonstrate within such cure period that it is actively and continuously pursuing a course of action which can reasonably be expected to lead to a curing of the breach (the ninety (90) day period will be extended for so long as the breaching party is actively and continuously pursuing such a course) provided, however, that in the event of the failure of any party to this Agreement to pay the other party or parties any sum or due amount required to be paid when due hereunder, cure shall consist of payment which will be made within fifteen (15) days of written demand from the non-breaching party together with interest accruing at the legal rate from the date the payment was due.

15. NOTICES

         All notices or other communications to be given hereunder shall be in writing and may be given by personal delivery or by registered or certified United States mail, return receipt requested, properly addressed as follows:

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         To the County:         Administrator
                                County of Clinton
                                137 Margaret Street
                                Plattsburgh, New York 12901

                                Copy to:  William J. Bingel

         To Casella:            Casella Waste Systems, Inc.
                                Box 866
                                Rutland, Vermont 05702
                                Attention: James Bohlig

                                Copy to:         Ronald Sinzheimer, Esq.
                                                 23 Elk Street
                                                 Albany, New York 12207

16. FORCE MAJEURE

         In the event that the County or Casella is rendered unable, wholly or in part, by an event of Force Majeure to carry out any of the obligations under this Agreement, then, in addition to the other remedies provided in this Agreement, the obligations of the respective party may be suspended during the continuation of the event of Force Majeure, but for no longer a period. At any time that either party intends to rely upon an event of Force Majeure to suspend obligations as provided in this section, the party shall notify the other party to this Agreement as soon as reasonably practical describing in reasonable detail the circumstances of the event of Force Majeure. Notice shall again be given when the effect of the event of Force Majeure has ceased.

17. CONSTRUCTION

         Words importing the singular number shall include the plural in each case and vice versa, and words importing persons shall include firms, corporations, or other

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entities. The terms "herein," "herein," "hereunder," "hereto" and any similar terms, shall refer to this Agreement. This Agreement is the result of joint negotiations and authorship and no part of this Agreement shall be construed as the product of any one of the parties hereto.

18.      INDEMNIFICATION

         The County will indemnify Casella for any costs, damages, or expenses, including attorney fees, incurred by Casella in the event that the CSEA, any County employee, or any other union brings any action or proceeding challenging the enforceability of this Agreement or the Operation, Management and Lease Agreement or Host Agreement on the grounds that one or more of them violates any provision of the CBA or any state or federal labor law or regulation, including but not limited to any claim that the County failed to bargain in good faith with the Employees or their bargaining representative before entering into these agreements, or brings any other action or proceeding against Casella arising out of the relationship between Casella and the County ("Labor Litigation"). The County also agrees not to bring any action or proceeding, including but not limited to a third party claim, against Casella as a result of any Labor Litigation or any claim arising out of the County's obligation under the CBA to indemnify one of its Employees.

19. INSURANCE

         The County will continue to maintain any and all insurance coverage regarding its obligations to its Employees in an amount and form consistent with its current practices and that is sufficient to satisfy its obligations to Casella under this

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Agreement and to its Employees under the CBA and any applicable law or regulation.

20.      ENTIRE AGREEMENT

         This Agreement constitutes the entire Agreement between the County and Casella, and supersedes all prior negotiations, representations, understandings and agreements, either written or oral, between such parties with respect to the subject matter hereof. The parties acknowledge and agree that this Agreement is entered into in contemplation of the contemporaneous execution of the Host Agreement, and the Operation, Management and Lease Agreement, and these agreements shall be read and interpreted together. No changes, amendments, alterations, or modifications to this Agreement shall be effective unless in writing and signed by the parties hereto.

21. COUNTERPARTS

         This Agreement may be executed in two (2) counterparts, each of which will be considered an original.

22.      GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the Laws of the State of New York.

23.      BINDING EFFECT

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and Casella and their respective successors and/or assigns.

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24.      AUTHORITY OF PARTIES

         The individuals who have executed this Agreement on behalf of the respective parties expressly represent and warrant that they are authorized to sign on behalf of such entities for the purpose of duly binding such entities to this Agreement.

         IN WITNESS WHEREOF, the parties have placed their signatures and seals.

COUNTY:

         CLINTON COUNTY, NEW YORK

         By:_________________________________

         Title:_______________________________

         Attest:______________________________

         Date of Execution:___________________

         Title:_______________________________              (County Seal)



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CASELLA

         CASELLA WASTE SYSTEMS, INC.

         By:_________________________________

         Title:_______________________________

         Attest:______________________________

         Date of Execution:___________________

         Title:_______________________________              (County Seal)



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